Exhibit 10.1
July 21, 2025
Eva Boratto
Address on file

Dear Eva:

Due to the leadership changes that occurred in 2025, this letter agreement amends the Work Model Designation and Relocation sections of the offer letter entered into between you and Bath & Body Works, Inc. (the “Company”), dated July 18, 2023.

Position        Chief Financial Officer

Reporting to    Daniel Heaf, Chief Executive Officer

Work Model Designation
Your position as Chief Financial Officer at Bath and Body Works Inc. is based in Columbus,Ohio. You are expected to travel to Columbus, Ohio on a weekly basis, with an average in-office presence of three days per week, consistent with your established practice over the past two years. At your request, you will not be required to fully relocate to Columbus, Ohio and will maintain your residence in Philadelphia, PA. You acknowledge and agree that all personal expenses related to your travel to Columbus—including, without limitation, ground and air transportation, lodging, meals and incidental cost—will be your sole financial responsibility. You are also responsible for any personal tax implications that may arise from this arrangement. This excludes any expenses associated with relocation assistance in accordance with the Company’s relocation policy as outlined below. The original stipend to assist with expenses was discontinued on June 30, 2025.

Relocation Benefits
We are extending the option for you to partially relocate to Columbus, Ohio no later than December 31, 2025. You will be eligible to receive partial relocation assistance in accordance with the provisions of the Company’s relocation policy, including 6 months temporary housing. To receive relocation assistance and benefits, you must agree to the Company’s Relocation Policy, which provides that if you voluntarily resign or you are terminated for Cause prior to the first anniversary of your relocation date, you will reimburse the Company for all costs related to your relocation.

This letter does not constitute an employment contract with you. As set forth in our associate handbook, your employment will be at-will.

All compensation, benefits, bonuses, equity awards, and other such programs are governed by and subject to the official plan documents, award agreements, and decisions of the Board of Directors of the Company and may be amended, modified, or withdrawn at any time.

Upon acceptance of this amended and restated offer, please sign this letter and return them via DocuSign.

We want your review of this offer to be hassle-free, so we are here to answer any questions you may have. Please contact Michaela Oliver at moliver@bbw.com, and she can help clarify any part of your offer amendment.

Sincerely,                        I accept this offer by signing on,

/s/ DANIEL HEAF             /s/ EVA BORATTO
Daniel Heaf                        Eva Boratto
Chief Executive Officer
Bath & Body Works Inc.